EXHIBIT 10.27

			FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

	THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, is made and entered into as of the 8th day of January, 2002, by and between MIKOHN GAMING CORPORATION ("MIKOHN") and MICHAEL DREITZER ("Employee").

				W I T N E S S E T H:

	WHEREAS, MIKOHN and Employee deem it to be in their respective best interests to amend that certain Employment Agreement entered into as of April 26, 1999, between MIKOHN and Employee (the "Agreement").

	NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

	1.	Section 1 of the Agreement shall be amended to extend the
Initial Term to April 26, 2005.

	2.	Section 5(a) of the Agreement shall be amended to increase
Employee's Base Annual Salary to $116,000.

	3.	Section 5(c) shall be amended to read:

			c.	Loan to Employee and Cash Bonus.  MIKOHN
		shall loan Employee the sum of $60,000, repayable in accordance with the terms of the Promissory Note attached as Exhibit A hereto (the "Note"). So long as Employee remains employed by MIKOHN, the annual Note payments shall be forgiven and considered a cash bonus to Employee ("Minimum Cash Bonus") effective each anniversary of the execution of the Note. Employee shall also be eligible for an additional cash bonus ("Additional Cash Bonus") in accordance with the existing bonus plan attached as Exhibit B (the
		"Existing Bonus Plan"), which may change from time to time and is wholly within the discretion of MIKOHN's Chief Executive Officer. Any bonus payable as an Additional Cash Bonus shall be reduced by the Minimum Cash Bonus paid to Employee until such time as the Note is paid in full.

	4.	Employee shall be reviewed annually on or about the
anniversary date of this First Amendment.

	5.	Employee shall be enrolled as a participant in MIKOHN's
executive medical plan.

	6.	MIKOHN grant's to Employee options to purchase shares of MIKOHN
Common Stock (the "Option") under MIKOHN's Stock Option Plan ("Plan"). The Option shall be in the form of MIKOHN's standard Stock Option Agreement and subject to the terms and conditions thereof and of the Plan, and shall additionally provide as follows:

		(1)  The number of shares subject to the Option shall be 12,500.

		(2) The purchase price per share shall be the closing price of MIKOHN common stock on the date hereof, to wit $_______.

		(3)  The Option shall be designated as an Incentive Option.

		(4) On each of the next five (5) anniversary dates hereof, one-fifth (1/5) of the Option Shares shall become eligible for purchase by Employee.

		(5) The Option shall terminate on (i) the expiration date specified in the Stock Option Agreement or (ii) such earlier date as termination may occur according to the terms and conditions of the Plan and/or the Stock Option Agreement. Upon termination for any reason, Employee and/or his successors and assigns shall have only such rights as are specified in the Plan and the Stock Option Agreement, and shall not be entitled to any compensation in any form for the loss of any other right.

	7.	Employee acknowledges that he has read and understood the
Memorandum from Lionel Sawyer & Collins dated January 7, 2002, attached hereto as Exhibit C and agrees that under the circumstances of his employment by MIKOHN the Covenant Against Competition (Section 11) of his Employment Agreement should be enforceable. Employee further agrees that his employment by a competitor of MIKOHN would create a conflict of interest under Nevada Supreme Court Rule 159.

	8.	In the event Employee is terminated without good cause, the
vesting date of all of all options issued to Employee shall accelerate to the date of termination and the Covenant Against Competition provided in Section 11 shall expire after ninety (90) days.

	IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this First Amendment to Employment Agreement as of the day and year first above written.

EMPLOYEE					MIKOHN GAMING CORPORATION


 /s/ Michael Dreitzer                         By: /s/ Charles McRea
-----------------------			         ---------------------
MICHAEL DREITZER                              Its: General Counsel

EXHIBIT A

                                PROMISSORY NOTE

$60,000.00                     Las Vegas, Nevada                 January 8, 2002

    MICHAEL DREITZER ("Promisor") shall pay to the order of MIKOHN GAMING CORPORATION ("Promisee") the principal sum of SIXTY THOUSAND AND NO/IOO DOLLARS ($60,000.00). The principal sum and interest thereon at twelve percent per cent (12%) per annum from the date hereof shall be paid in three (3) annual payments of TWENTY THOUSAND AND NOIIOO DOLLARS ($20,000.00) plus accrued interest, due and payable on each anniversary hereof.

    If any material default in payment remains uncured ten (10) days after the receipt from Promisee of notice to cure such default, then, at Promisee's option, exercisable in its sole discretion, all sums of principal and accrued interest under this Note shall become immediately due and payable without further notice of default, presentment or demand for payment, protest or further notice of nonpayment or dishonor, or other notices or demands of any kind or character, and Promisor and all endorsers of this Note jointly and severally waive all such further notice of default, presentment or demand for payment, protest or further notice of nonpayment or dishonor or other notices or demands of any kind or character.

    The principal sum may be prepaid in whole or, in part at any time without penalty.

    The principal sum shall be payable at the office of Promisee, in Las Vegas, Nevada or at such other place as the holder hereof may from time to time designate in writing.

    Promisor and all others who may become liable for the payment of all or any part of this obligation do hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note and expressly agree that the maturity of this Note or any payment hereunder may be extended from time to time, at the option of the holder hereof, without in any way affecting the liability of each.

    Promisor promises to pay all costs incurred in collection and/or enforcement of this Note or any part thereof or otherwise in connection herewith, including, but not limited to, reasonable attorneys' fees, and, in the event of court action, all costs and such additional sums and attorneys' fees as the court may adjudge reasonable.

    The obligations of any, party liable for the payment of or any part of this obligation, shall be joint and several.

   The 1aws of the State of Nevada shall govern the validity, construction, performance and effect of this Note.


  /s/   Michael Dreitzer
--------------------------
MICHAEL DREITZLER

EXHIBIT B

                                   EXISTING BONUS PLAN

Employee will be eligible to receive a cash bonus of up to 65% of base salary (the "Bonus"). 15% of the Bonus shall be payable for each quarter the Company achieves the budgeted pretax profit for the quarter and another 15% would be payable for achieving the budgeted pretax profit for the entire year. Budgeted pretax profit will be adjusted for any unbudgeted one-time non-operating events (as set forth in the plan for the other executives).

The 25% balance of the Bonus would be paid as follows:

Each quarter:

* 5% if the actual expenses incurred in the operation of the Legal/Compliance Department for the quarter are less than budgeted and the CEO judges the overall service provided by the Legal/Compliance Department over the quarter as excellent

Year End:

* 5% if the actual expenses incurred in the operation of the Legal/Compliance Department for the quarter are less than budgeted and the CEO judges the overall service provided by the Legal/Compliance Department over the entire year as excellent

Same "make up" provisions as in the plan for the other executives.

EXHIBIT C

                                                                    CONFIDENTIAL
                                                    ATTORNEY CLIENT WORK PRODUCT

                                     MEMORANDUM

To:             PRH; CHARLES McCREA
From:           KOS
SubJect:        Attorney Covenants Not To Compete
Client Matter:  Mikohn Gaming - Dreitzer
Date:           January 7, 2002

I.  ISSUE

    Can Mikohn enforce a covenant not to compete provision contained in the employment contact of Mike Dreitzer. former in-house counsel? If not, do the rules prohibiting conflict of interest between a lawyer's clients enable Mikohn to preclude Dreitzer from working for Aristocrat?

BRIEF ANSWER

    Although there is a presumption that lawyer covenants not to compete are unenforceable, courts have recognized situations where such covenants should be enforced. In fact, some courts have declined to use an ethical rule as a basis to invalidate or void lawyer covenants not to compete. Here, a persuasive argument could also be made to support the enforcement of the covenant not to compete because of the strong policy considerations involved with protecting Mikohn's interest as a former client

    Regard1ess of whether the covenant not to compete contained in Dreitter's employment agreement is enforceable, Mikohn can also move to preclude Dreitzer from working for Aristocrat under SCR 159, SCR 159 prohibits representation of another client when the representation is in conflict with a former client's interests. The adversarial relationship between Mikohn and Aristocrat creates a conflict of interest for Dreitzer. SCR 159 can be used to protect Mikohn's interest and confidential information.

II.  LAW & ANALYSIS

A. SUPREME COURT RULE 190

   Nevada Supreme Court Rule 19.0.("SCR 190") states:

      A lawyer shall not participate in offering or making

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January 7, 2002

      (1) A partnership or employment agreement that restricts the rights of a lawyer to practice after termination of the relationship, except an agreement concerning benefits upon retirement; or
      (2) An agreement in which a restriction on the lawyer's right to practice is part of the settlement of a controversy between private parties.

   Generally, courts have considered such a provision to effectively bar any and all agreements that restrain a lawyer's right to practice law. See Cohen v. Lord, Day & Lord. 55l N. Y.S.2d 157, 550 N.E.2d 410 (1989); see also ABA Comm. on Ethics and Professional Responsibility, Formal Opinion 300 (1961); ABA Comm. on Ethics and Professional Responsibility, Formal Opinion 93-71 (1993); Model Ru1e 5.6(1) In denying to enforce lawyers covenants not to compete, courts have relied on the reasoning contained in the comment to Model Rule 5.6, which states:

      An agreement restricting the right of partners or associates to practice after leaving a firm not only limits their professional autonomy but also limits the freedom of clients to choose a lawyer. [Model Rule 5.6
      (a)] prohibits such agreements except for restrictions incident to provisions concerning retirement benefits for service with the firm.

   As seen by the text of the comment to Model Rule 5.6, the lawyer to law firm agreement is the foremost consideration of Model Rule 5.6. However, Model Rule
5.6 is also applied to agreements between in-house counsel and corporations that restrict the lawyer's right to practice. The Nevada Supreme Court has not addressed the issue of the application of SCR 190 to agreements between in-house counsel and corporations. However. the ABA and various courts have done so under parallell professional responsibility codes.

   The restriction on covenants not to compete agreements between in-house counsel and their employer was initially addressed by the ABA COnm1ission on Ethics and Professional Responsibility ("Commission") in ABA Informal Opinion 1301 ("Informal Opinion 1301"). In Infotn1al Opinion 1301, the Commission was requested to comment on the propriety of requiring a corporate lawyer to execute an agreement with his corporate employer-client containing a covenant not to compete. The employment agreement contained a provision that prohibited the lawyer-employee from accepting employment with a competitor unless the prior, employer receiver satisfactory written assurance that the lawyer "will not render services directly or indirectly in connection with any conflicting product." The Commission applied the covenant not to compete to the standard set fprth


------------------
Supreme Court Rule 190 is identical to Model Rule 5.6.

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January 7, 2002

in Sections DR 2-108(A) and (B) of the Model Code of Professional Responsibility.(2) The Commission opined that an agreement between lawyers containing a covenant restricting the practice of an attorney wasnot only improper, but that no covenant was actually necessary to protect the interests of the employer because the lawyer is already bound by the Code of Professional Responsibility. The Commission stated:

      The Code of Professional Responsibility specifically requires that a lawyer shall preserve and protect confidences and secrets of one who has employed him, in the interest of proper functioning of the legal system. While the avowed purpose of the restrictive covenant under consideration is to protect the confidences and secrets of the corporate employer, in the ordinary course there is no need or justification for further restriction to protect the corporate employer against unauthorized disclosure of confidences and secrets. Further restriction by the corporate employer limiting post-termination employment of the corporate lawyer denigrates the dignity of the profession and the attorney-client relationship.

Informal Opinion 1301.

   The Commission recognized, however, that DR 2-1 08(A)'s invalidation of covenants not to compete was limited to agreements between lawyers. The agreement before the Commission was between a lawyer and a corporation. Accordingly, the Commission concluded that the covenant not to compete did not violate DR 2-108(A), but emphasized that a covenant not to compete "is undesirable surplusage because from an ethical standpoint adequate protection of confidences a1ready exists."

   Unfortunately, the loop hole that exists with DR 2-1 08(A) and covenant not to compete agreements between a lawyer and a corporation does not exist with Model Rule 5.6 or SCR 190. Absent from Model Rule 5.6 and SCR 190 is language which limits the scope of the rules to



------------------
(2) DR 2~108 provides that:

      (A) A 1awyer shall not be a party to or participate in a partnership or employment agreement with another lawyer that restricts the right of a lawyer to practice law after the termination of a relationship created by the agreement, except as a condition to payment of retirement benefits.
      (B). In. connection with the, settlement of a controversy or suit, a lawyer shall not enter into an agreement that restricts the lawyer's right to practice law.

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January 7, 2002

agreements between lawyers.

   In 1994, the ABA readdressed this in-house lawyer restrictive covenant issue with ABA Formal Opinion 94-381. By this time, Model Rule 5.6 was in place. The Commission's analysis focused on the relationship of the impermissible restriction of the right to practice under Model Rule 5.6 with a lawyer's duty to a former client under Model Rule 1.9(3) The Commission concluded that I an agreement between the corporation and the in-house lawyer that restricted the lawyer from representing anyone against the corporation in the future "violated the injunction of Model Rule 5.6(a)" The Commission reasoned that:

      While a current client's interest should assume a certain priority for the lawyer, the extent of those interests that continue to have a claim on the lawyer after the lawyer-client relationship is terminated is defined by thc scope of the restriction contained in Model Rule 1.9.
      A lawyer may not ethically ask for nor may a lawyer agree to any further restriction unnecessarily compromising the strong policy in favor of providing the public with a fee choice of counsel.

Formal Opinion 94-381 *2'. The Commission further reasoned that "[w]hile ethical standards already in place (Model Rule 1~9) prohibit a lawyer from undertaking some representations adverse to former clients, an agreement denying the lawyer the opportunity to represent any interest adverse to a former client is an overbroad and impermissible restriction on the right to practice." Id.(citing ABA informal Opinion 1301).

   Accordingly, the guidance provided by the ABA leads to the conclusion that an agreement limiting a lawyer's right to freely practice law, excluding those concerning benefits for retirement, violates Model Rule 5.6. The strong position by the ABA as well as the general notion that such restrictive agreements are invalid creates a presumption that the covenant not to compete will be deemed unenforceable,

   However, despite the ABA's Opinions, some courts have enforced lawyer covenants not to compete. In Feldman v Minars, 230 A.D.2d 356, 658 N.Y.S;2d 614
(1997),thee defendants moved to disqualify the plaintiffs law firm from representing plaintiffs because such representation breached a settlement agreement entered into a separate action between the law fim and defendants. See id. This settlement agreement provided that the law firm shall not "assist or



------------------
(3) Model Rule 1.9 pertains to conflicts of interest with former clients, Nevada's SCR 159 parallels Model Rule 1,9. The difference between the rules is that SCR 159 does not contain entire text of Model.Rule 1.9, however, the language that is found in SCR 159 is also found in Model 1.9.

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January 7, 2002

cooperate with any other parties or attorneys in any such action against the settling defendants... nor shall they encourage any other parties or attorneys to commence such action or proceeding." See id at 357. The plaintiffs law firm argued that covenants not to compete are unenforceable against lawyers. See id at 358-59,

   The Feldman court enforced the covenant not to compete and disqualified the plaintiff's law firm from representing plaintiff. See id14. at 361. The court stated that "an agreement by counsel not to represent similar plaintiffs in similar actions against a contracting party is not against the public policy of the State of New York," Id.(4) The court reasoned that "failure to enforce a freely entered-into agreement would appear unseemly, and the 'clean hands' doctrine would preclude the offending attorneys from using their own ethical violations as a basis for avoiding obligations undertaken by them." Id (emphasis in original). The court further reasoned that "[e]ven if it is against the public policy of this State, the 'violation' can be addressed by the appropriate disciplinary authorities." Id.

   In Blue Cross and Blue Shield of New jersey v. Philip Morris. Inc. 53 F. Supp.2d 338 (E.D.N.Y. 1999), the court enforced a settlement agreement that contained a provision that precluded a law firm from representing Philip Morris. The court reasoned that the covenant did not implicate the concerns of DR 2-108 because the agreement "poses no threat to the public's unfettered right to counsel or any danger that the rights of potential future claimants are being bargained away. It concerns only the right of a single defendant, Philip Morris. to be represented by its chosen counsel..." Id at 344, The court further reasoned thatthe right to represent Philip Morris was freely exchanged for valuable consideration and that "[s]uch an agreement resembles a stipulation between parties of the type routinely enforced by the courts in the interest of efficientjudicial administration." Id.


   Other courts have also declined to use an ethical rule as a basis to invalidate or void lawyer covenants not to compete. See Lee v. Florida Dept. of Ins. and Treasurer, 586 So.2d 1185 (Fla. 1991); Kaufman v. Meadows 600 So,2d 1208(Fla.1992); Shebay v, Davis. 717 S.W.2d678 (Tex, Civ. App,-El Paso 1986),
In Lee,Lee argued that Florida Rules of Professional Conduct Rule 4-S.6(5) invalidated a private contractual provision which limited lee's right to practice law. See Leea1 1187. The ue court enforced tho restrictive covenant and disqualified Lee from further representation in the proceedings, See id at 1191. The court reasoned "that the application of rule 4-5.6 to invalidate or render void a provision in aprivate contract between two parties is beyond the scope and purpose of the [Florida Rules of Professional Conduct] and constitutes error." Id at




-------------------
   (4) A distinction between Feldman and the case at bar is that New York's Professional Code uses a provision closer to DR 2-108. Hence the court...

   (5) Rule 4-5.6 is identical to SCR and Model Rule 5.6


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January 7, 2002

1188;(6) See also Kaufman at 1211 ("it is error to use an ethical rule as a basis to invalidate offender void a provision in a private contract between two parties"); Shebay at 682 ("The ethics of the attorney's actions, if justifiably questioned, are for a state bar grievance committee to decide and not for this tribunal.").

   Accordingly, while there is a presumption that lawyer covenants not to compete are unenforceable, courts have recognized situations where such covenants are enforceable.

B. DISQUALIFICATION BY CONFLICT OF INTEREST

   A more promising avenue to disqualify Dreitzer from working for Aristocrat would be through the enforcement of SCR 159. SCR 159 protects the interests of a lawyer's former clients. As referenced above, the ABA reasoned that a covenant not to compete restricting an in-house lawyer's right to practice was not only a violation of Model Rule 5,6, but also was "undesirable surplusage" because the interests of the employer are already protected by Model Rule 1.9. Hence, according to the reasoning of the ABA, a former client's proper avenue to disqualify a lawyer from representing a new client adverse to the former client's interests is through the conflict of interest protections afforded by Model Rule 1.9. SCR 159, the analogue of Model Rule 1.9, states that:

      A lawyer who has formerly represented a client in a matter shall not thereafter:
      1. Represent another person in the same or a substantially related matter in which that person's interests are materially adverse to the interests of the former client unless the former client consents, preferably in writing, after consultation; or
      2. Use information relating to the representation to the disadvantage of the former client except 85 Rule 156 would permit with respect to a client or when the information has become generally known,

SCR 159



------------------
   (6) A possible distinction from Lee is that the Florida Rules of Professional Conduct (and the ABA Model Rules) contain a preamble. that states, inter alia, that the Rules "simply provide a framework for the ethical practice of law," The Lee court relies heavily on this statement to support its reasoning that an ethical rule is not a sufficient basis to invalidate or render a void a provision in a private contract between. two parties, In Nevada SCR 150(2) specifically states that "[t]he preamble and comments to t11e ABA Model Rules of Professional Conduct are not enacted by this Rule but may be consulted for guidance in interpreting and applying the Nevada Rules or Professional Conduct, unless "there is a conflict between the Nevada Rules and the preamble or comments.

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      It is a well-settled general rule...that an attorney cannot represent conflicting interests, or undertake the discharge of inconsistent duties. When he has once been retained and received the confidence of a client, he cannot accept a retainer from, or enter the services of, those whose interests are adverse to his client in the same controversy, or in matters so closely allied thereto as to be, in effect, a part thereof.

Boyd v. Second Judicial Dis1rict Court, 51 Nev. 264,268274P.7.9 (1929); see also Wait v. Second Judicial District Court 81 Nev. 612,615-16,407 P.2d 912, 914 (1965).

   SCR 159 provides two avenues that can be used to disqualify Dreitzer from representing Aristocrat. SCR 159 prohibits a lawyer from representing another person in a substantially related matter in which that person's interests are materially adverse to the former client's interests. See SCR 1 SD(l). SCR 159 also prohibits a lawyer from using information relating to the representation of a former client to the disadvantage of that former client See SCR 159(2). Both prohibitions come to play with Dreitzer's representation of Aristocrat.

   1. The Substantial Relationship Test

   In Robbins v. Gillock, 109 Nev. 101S. 862 P.2d 1195 (1993), the Nevada Supreme Court provided guidance in determining whether matters are substantially related under SCR 159.

      The burden of proving whether two matters are the same or substantially related falls on the party moving for disqualification and that party must have evidence to buttress the claim that a conflict exists. In proving that a prior representation is substantially related to the present litigation, however. the moving party is not required to divulge the confidences actually communicated, nor should a court inquire into whether an attorney actually acquired confidential information in the prior representation which is related to the CUrrent representation. The court should instead undertake a realistic appraisal of whether confidences might have been disclosed in the prior matter that will be harmful to the client in the later matter.


Id. 109 Nev. at 1017-18, 862 P2d at 1197.

   "If there is a reasonable probability that confidences were disclosed which could be used against the client in a later. adverse representation, a substantial relation between the two cases is presumed." Trone v. Smith. 621 F.2d 994, 998 (9111 Cir; 1980); See also Haagen-Daz Co., Inc. v. Perche No! Gelato. Inc., 639 F. Supp. 282,285 (N.D. Cal.1986). "It is the possibility of the breach of confidence, not the fact of the breach, that triggers disqualification." Trone at 999; see also

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Haagen Daz, at 285.

   In Chugach Electric Assoc. v. United States District Court, 370F.2d441
(1967), cert. denied,389 U.S. 820, 88 S. Ct. 40, 19 L. Ed. 2d 71 (1967), Chugach
moved to disqualify the trustee's attorney, Boyko, in a bankruptcy action. Chugach argued that Boyko should be disqualified because Boyko served as Chugach's general counsel for nearly two years and as a consultant for nearly one year.

   The Chugach court disqualified Boyko because Boyko's representation of the trustee conflicted with Boyko's prior representation of Chugach. See id. at 444. The court reasoned that "[a] likelihood here exists which cannot be disregarded that Mr. Boyko's knowledge of private matters gained in confidence would provide him with greater insight and understanding of the significance of subsequent events...." Id. at 443. The court further explained that:

      [Chugach] does not have the burden of specifying the secret and confidential information which was available to Mr. Boyko. Such specification might entail disclosure of the very confidences the Canons seek to protect...Where conflict of interest or abuse of professional confidence is asserted, the right of an attorney freely to practice his profession must, in the public interest, give way in cases of doubt.

Id. at 444 (emphasis added).

   Athough the case at bar is not in the litigation context, the reasoning in Chugach could be used to argue to preclude Dreitzer from representing and working for Aristocrat. Here, Dreitzer's intimate knowledge and understanding of Mikohn's Strategic business plans, as well as Dreitzer's insight into Mikohn's licensing agreements creates a direct conflict of interest between Dreitzer's former Client, Mikohn, and Dreitzer's planned client, Aristocrat.
Not only is Aristocrat a competitor with Mikohn, but Aristocrat is also a customer. This creates a conflict on two separate fronts. In fact, because of the type of sensitive information that Dreitzer was privy to at Mikohn - business strategies, product development, and licensing agreements - any position at Aristocrat would create a conflict of interest. Further, there are no plausible means to shield or monitor Dreitzer's representation of Aristocrat. Certainly Aristocrat will not allow Mikohn to review Dreitzer's work product to ensure that Dreitzer is complying with Dreitzer's ethical obligations under SCR
159. Accordingly, the only course that assures compliance with SCR 159 and protection of Mikohn's interests as a former client would be to preclude Dreitzer from representing Aristocrat. See Chugach, 370 F.2d at 444 (holding that the right of an attorney to freely practice must give way to assertions of conflicts of interest); see also Haagen-Daz, 639 F. Supp. 286-87 (disqualifying former in-house counsel from representing clients adverse to Haagen-Daz because the former in-house counsel was exposed to Haagen-Daz's business strategies and internal company policies).

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   2. Use of Information Relating to the Representation to the Disadvantages
      of a Former Client

   Closely related to the substantial relationship test, SCR 159 also prohibits a lawyer from using information relating to the representation of a former client to the disadvantage of that former client. See SCR 159. Here, as referenced above, because of the sensitive nature and the breadth of information that Dreitzer was privy to at Mikohn, any position or responsibility at Aristocrat could create a situation where Dreitzer would directly, or indirectly, use information relating to the representation of Mikohn to the disadvantage of Mikohn. Accordingly, there is a feasible basis to preclude Dreitzer from working for Aristocrat

III.  CONCLUSION

   Although there is a presumption that lawyer covenants not to compete are unenforceable, courts have recognized situations where such covenants should be enforced. Further, because of the strong policy considerations involved with SCR 159, a persuasive argument could be made to support the enforcement of the covenant not to compete. Regardless of whether the covenant not to compete contained in Dieitzer's employment agreements enforceable, Mikohn can move to preclude Dreitzer from working for Aristocrat under SCR 159. As explained above, the adversarial relationship between Mikohn and Aristocrat creates a conflict of interest. As such, SCR 1S9 can be used to protect Mikohn's interest and confidential information.